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                               Investor Contacts:   Tom Tomlinson / Tony Ishaug
                                                      Telephone: (612) 944-5600


                DEPARTMENT 56 REPORTS 1999 RESULTS AND YTD ORDERS

FEBRUARY 23, 2000 - EDEN PRAIRIE, MN. - DEPARTMENT 56 (NYSE: DFS) today reported results for the fourth quarter and twelve months ended January 1, 2000.

For the year, revenues increased one percent to $245.9 million compared to $243.4 million in the prior year. Net income was $42.7 million or $2.45 per share assuming dilution, compared to $46.5 million or $2.45 per share in the prior year. For the fourth quarter, revenues were $54.4 million, compared to $52.9 million in the prior year's fourth quarter. Net income for the quarter was $5.6 million or $0.35 per share assuming dilution, compared to $6.9 million or $0.38 per share in the prior year.

"1999 was a challenging year for Department 56," said Susan Engel, Chairwoman and Chief Executive Officer. "Dealers and consumers continued to respond strongly to our creative collectible and giftware lines, but results were impacted by the difficult implementation of our new enterprise-wide computer system."

Fourth quarter and fiscal year 1999 earnings per share were impacted by a decline in net margins due to additional reserves on customer balances and higher operating expenses associated with the Company's implementation of its new computer system and the one time write-off of certain acquisition related investigatory costs and costs associated with its distribution facility consolidation, as reported previously. This was offset by the Company's ongoing share repurchase program. During 1999, the Company repurchased 2.9 million shares at a total cost of $70 million, or an average price of $24 per share.

FISCAL 2000 OUTLOOK

"We continue to see this year as a rebuilding year with our dealers," said Ms. Engel. Dealer orders through February 19 were down approximately 8% against the comparable period in the prior year. Year-to-date Village orders were approximately 10% behind the comparable period in the prior year, while General Giftware orders were down approximately 3%. The Company stated that excluding the impact of the special one-time Customer Appreciation Discount that it has offered on early orders for most product categories, as announced in December 1999, dealer orders would be down only approximately 4%.

Commenting on these initial results, Ms. Engel added: "While we are disappointed with the pace of our current orders, many of our customers have expressed confidence that we will be able to ship in a more timely fashion, enabling them to reorder more frequently. Our own successful initiative to, for the first


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Department 56-2

time, have actual samples for all of our Village lines at the early gift shows, coupled with earlier product availability, may support or reinforce this belief of our dealers. This potential change in our historical order pattern, combined with other analyses, suggests that the gap in our order trends may close as we progress through the year. It is important to keep in mind that, as history has shown, where we are in terms of orders at this point in the year is not necessarily indicative of where we will end up at the end of the first quarter or even the year."

The Company expects certain costs that impacted its 1999 results to continue in fiscal 2000, primarily related to the ongoing information systems implementation and distribution facility consolidation costs. In addition, continued strategic investments in the Company's infrastructure, including business-to-business e-commerce initiatives, are expected to result in higher costs in fiscal 2000 in order to position greater operational efficiencies and merchandising effectiveness for the Company and its dealers in the future. As a result, the Company believes that fiscal 2000 earnings per share will be below that of fiscal 1999 results, excluding the impact of its stock repurchase initiatives, as discussed below.

"I am pleased to report that our systems have performed well during the gift shows and that our shipping and invoicing operations are back to normal. Feedback from our dealers suggests that they view our current product offering as one of the strongest ever," Ms. Engel continued. "We continue to be excited about the quality and breadth of our product development capabilities.

"We maintain our belief that investment in our infrastructure is necessary to sustain our industry leadership, maximize long-term growth and create value for our shareholders. Therefore, we remain committed to investing in programs that insure the success of our current dealer base. At the same time, we will continue to look toward other avenues that will allow us to leverage our current skills and achieve our growth objectives."

STOCK REPURCHASE AND CORPORATE ACTIVITIES

As announced in December 1999, the Board of Directors authorized the repurchase of $75 million of the Company's common stock, in addition to the buyback of shares under its previous authorizations. The Company has repurchased 6.9 million shares, or approximately 31% of its outstanding shares, under these prior authorizations since December 1996, and has approximately 0.6 million shares remaining in addition to the most recent $75 million authorization, all of which expire on December 31, 2000. The Company plans to aggressively repurchase shares in open market or negotiated transactions subject to market conditions and expects to fund the repurchases through the Company's available bank borrowings. As of February 22, 2000, the Company had 15.1 million common shares outstanding.

Additionally, the Company announced it has completed a $4 million strategic minority investment in 2-Day Designs, Inc., a manufacturer and marketer of high quality accent furniture and wooden accessories sold primarily through furniture, home furnishings, and catalog retailers. In addition to a variety of products under the 2-Day Designs brand name, 2-Day Designs markets licensed branded collections including Bob Timberlake-Registered Trademark-, Disney's Classic Pooh-Registered Trademark-, Beatrix Potter-TM-, Warren Kimble-TM-, Thomas Kinkade-TM-, Judy Buswell-TM-, Ducks Unlimited-Registered Trademark-, and PGA Tour Home-Registered Trademark-. "We are excited about the opportunity that we have to partner with an organization that possesses a creative skill set much like ours. The management of 2-Day has proven success in marketing differentiated products, and we are excited about the access to new channels that this investment creates," said Ms. Engel. The terms of the transaction were not disclosed.

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Department 56-3


ABOUT DEPARTMENT 56

Department 56, Inc. is a leading collectibles and giftware company known for its lighted Villages, Snowbabies(TM) figurines and extensive lines of holiday and home decorative products. Its products are sold primarily through gift, specialty and department store retailers in the United States, Canada and Europe.

NOTES CONCERNING FORWARD LOOKING STATEMENTS:

ANY CONCLUSIONS OR EXPECTATIONS EXPRESSED IN, OR DRAWN FROM, THE STATEMENTS IN THIS PRESS RELEASE CONCERNING MATTERS THAT ARE NOT HISTORICAL CORPORATE FINANCIAL RESULTS ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S EXPECTATIONS REGARDING 2000 EARNINGS PER SHARE STATED IN THIS RELEASE ARE BASED ON THE COMPANY'S 2000 EXPECTATIONS FOR SALES AND OPERATING MARGIN. THE COMPANY'S SALES EXPECTATIONS FOR 2000 ARE BASED ON THE COMPANY'S CURRENT FORECAST OF DEALER ORDERS AND PLANNED SALES THROUGH ITS RETAIL ARM, AND IS FURTHER DEPENDENT ON THE TIMING AND EXTENT OF PROMOTIONAL AND MARKETING EFFORTS UNDERTAKEN BY THE COMPANY AS WELL AS THE TIMING AND EXTENT OF PRODUCT RECEIPTS AND SHIPMENTS, THE EFFICIENCY OF INFORMATION SYSTEMS DEVELOPED TO COLLECT, COMPILE AND EXECUTE CUSTOMER ORDERS, AND RETAILER AND CONSUMER DEMAND. DEALER ORDERS HAVE PRINCIPALLY BEEN DEPENDENT ON THE AMOUNT, QUALITY AND MARKET ACCEPTANCE OF THE NEW PRODUCT INTRODUCTIONS AND RETAILER DEMAND, BUT ORDER PATTERNS HAVE HISTORICALLY VARIED IN NUMBER, MIX AND TIMING, AND THERE CAN BE NO ASSURANCE THAT THE YEAR-TO-DATE ORDER LEVELS OR TRENDS WILL NOT DETERIORATE, OR THAT THEY WILL EXHIBIT LEVELS OR TRENDS SUPPORTIVE OF A SHIFT TOWARD GREATER ORDERS LATER IN THE YEAR. MOREOVER, THE COMPANY'S ORDER FORECASTING MODEL IS DEPENDENT ON ASSUMPTIONS CONCERNING RETAIL INVENTORY LEVELS, CONSUMER DEMAND, AND DEALER EXPECTATIONS. THE COMPANY'S OPERATING MARGIN MAY BE IMPACTED BY, AMONGST OTHER FACTORS, SHIFTS IN PRODUCT MIX AND/OR GROSS MARGIN, EXCHANGE RATE FLUCTUATIONS WITH COUNTRIES THE COMPANY IMPORTS FROM, CHANGES IN FREIGHT RATES AND CHANGES IN THE COMPANY'S HISTORICAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RATE, INCLUDING BAD DEBTS.

IF NOT MENTIONED ABOVE, OTHER FACTORS, INCLUDING CONSUMER ACCEPTANCE OF NEW PRODUCTS; PRODUCT DEVELOPMENT EFFORTS; IDENTIFICATION AND RETENTION OF SCULPTING AND OTHER TALENT; COMPLETION OF THIRD PARTY PRODUCT MANUFACTURING; DEALER REORDERS AND ORDER CANCELLATIONS; CONTROL OF OPERATING EXPENSES; CORPORATE CASH FLOW APPLICATION, INCLUDING SHARE REPURCHASES; COST OF DEBT CAPITAL; FUNCTIONALITY OF INFORMATION, OPERATING AND DISTRIBUTION SYSTEMS; IDENTIFICATION, COMPLETION AND RESULTS OF ACQUISITIONS, INVESTMENTS, AND OTHER STRATEGIC BUSINESS INITIATIVES; CAPITAL EXPENDITURES AND DEPRECIATION, AND THE TIMING THEREOF; GRANTS OF STOCK OPTIONS OR OTHER EQUITY EQUIVALENTS; ACTUAL OR DEEMED EXERCISES OF STOCK OPTIONS; AND INDUSTRY, GENERAL ECONOMIC, REGULATORY, TRANSPORTATION, AND INTERNATIONAL TRADE AND MONETARY CONDITIONS, CAN SIGNIFICANTLY IMPACT THE COMPANY'S SALES, EARNINGS AND EARNINGS PER SHARE. ACTUAL RESULTS MAY VARY MATERIALLY FROM FORWARD-LOOKING STATEMENTS AND THE ASSUMPTIONS ON WHICH THEY ARE BASED. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR PUBLISH IN THE FUTURE ANY FORWARD-LOOKING STATEMENTS.

                          # Financial Tables follow #

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                               DEPARTMENT 56, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                     ASSETS
                                                                                      January 1,                  January 2,
                                                                                         2000                        1999
                                                                                      ----------                 -----------
CURRENT ASSETS
     Cash and cash equivalents                                                        $     3,962                 $   2,783
     Accounts receivable, net                                                              65,580                    26,170
     Inventories                                                                           15,901                    18,287
     Other current assets                                                                  14,199                    10,661
                                                                                      -----------                ----------
           Total current assets                                                            99,642                    57,901

PROPERTY AND EQUIPMENT, net                                                                29,857                    17,722
GOODWILL, TRADEMARKS AND OTHER, net                                                       155,936                   157,531
OTHER ASSETS                                                                                1,673                       129
                                                                                      -----------                ----------
                                                                                      $   287,108                 $ 233,283
                                                                                      ===========                ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current portion of long-term debt                                                $    42,500               $        -
     Accounts payable                                                                       9,709                    11,100
     Other current liabilities                                                             15,144                    17,525
                                                                                      -----------               -----------
Total current liabilities                                                                  67,353                    28,625

DEFERRED TAXES                                                                              6,831                     5,923
LONG-TERM DEBT                                                                             60,000                    20,000
STOCKHOLDERS' EQUITY                                                                      152,924                   178,735
                                                                                      -----------               -----------
                                                                                       $  287,108                $  233,283
                                                                                      ===========               ===========

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                               DEPARTMENT 56, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                                     52 Weeks        52 Weeks
                                                                  QUARTER ENDED                        Ended           Ended
                                                           January 1,        January 2,             January 1,     January 2,
                                                              2000              1999                   2000            1999
                                                           ----------        ---------              ----------    -----------
NET SALES                                                   $   54,394       $  52,906              $  245,856       $ 243,365
COST OF SALES                                                   25,564          21,670                 103,803         100,782
                                                            ----------       ---------              ----------      ----------

Gross profit                                                    28,830          31,236                 142,053         142,583

Selling, general, and administrative expenses                   16,096          17,095                  61,542          56,648
Amortization of goodwill, trademarks and other                   1,323           1,258                   5,145           4,926
                                                            ----------       ---------              ----------    ------------

OPERATING INCOME                                                11,411          12,883                  75,366           81,009

Interest expense                                                 2,583           1,453                   6,719            4,817
Other, net                                                        (226)             94                    (153)            (397)
                                                            ----------       ---------              ----------       ---------

INCOME BEFORE INCOME TAXES                                       9,054          11,336                  68,800          76,589

INCOME TAXES                                                     3,439           4,421                  26,144          30,073
                                                            ----------       ---------              ----------      -----------

NET INCOME                                                   $   5,615       $   6,915              $   42,656       $  46,516
                                                             =========       =========              ==========       =========

NET INCOME PER SHARE                                           $  0.35         $  0.38                $   2.48          $ 2.49
                                                               =======         =======                ========          ======

NET INCOME PER SHARE ASSUMING DILUTION                         $  0.35         $  0.38                $   2.45          $ 2.45
                                                               =======         =======                ========          ======

OPERATING CASH FLOW (1)                                      $  14,553       $  14,735                $ 84,853       $  88,717
                                                             =========       =========               =========       =========


WEIGHTED AVERAGE SHARES
     OUTSTANDING - BASIC                                        16,164          18,036                  17,214          18,676
                                                              ========        ========                ========       =========

WEIGHTED AVERAGE SHARES
     OUTSTANDING - ASSUMING DILUTION                            16,214          18,290                  17,388          18,960
                                                              ========        ========                ========       =========


(1) Earnings before interest, income taxes, depreciation and amortization expenses.